Exhibit 1.01

LRAD Corporation

Conflict Minerals Report

Calendar Year Ended December 31, 2015

This Conflict Minerals Report is being filed by LRAD Corporation (the “Company”) for the calendar year ended December 31, 2015 pursuant to Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Rule 13p-1 was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

The Company has determined that certain products the Company manufactures or contracts to be manufactured (the “Covered Products”) contain tin, tungsten, tantalum or gold, which are defined as “Conflict Minerals” under the 1934 Act. This report relates to such Covered Products for which Conflict Minerals are necessary for their functionality or production; that were manufactured, or contracted to be manufactured, by the Company; and for which the manufacturing process was completed during calendar year 2015. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, The Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (each, a “Covered Country” and collectively, the “Covered Countries”).

Company Overview

LRAD Corporation is engaged in the design, development and commercialization of directed and omnidirectional sound technologies and products. Our highly intelligible, directed Long Range Acoustic Devices® (“LRAD®”) beam, focus and control sound by placing it only where needed. The Company sells its proprietary sound reproduction technologies and products in markets around the world.

Supply Chain Overview

Our Company manufactures a broad range of speakers and accessories in various configurations at our facility in San Diego, CA. Final assembly for all of our products is performed at our facility, but we have a large number of components and sub-assemblies purchased from, or produced by third party manufacturers. Many of our suppliers are within a 50 mile radius, but we also purchase a number of key components and sub-assemblies from foreign suppliers. Included in our supply base are small, privately-held, local manufacturers. We also source products from distributors and manufacturer’s representatives who source thousands of parts and resell to manufacturers. Some of our sourced products are standard, off-the-shelf parts, whereas some are contracted to be manufactured for us based on our design.

We source a wide variety of machined and fabricated parts, as well as electronic components and cables, some of which contain Covered Products. Certain of our batteries, cables, connectors, printed circuit boards, cables, soldered parts and other sourced products and sub-assemblies were evaluated to determine whether they were procured from Covered Countries.

As a purchaser of component parts, the Company is several levels removed from the actual mining of Conflict Minerals. The Company does not make direct purchases of raw ore or unrefined Conflict Minerals directly from mines, smelters or refiners and makes no purchases in the Covered Countries. The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are necessary to the functionality or production of the Covered Products. As a result, we depend on information from Suppliers to determine the origin and chain of custody of their products and whether they directly or indirectly finance or benefit armed groups in any Covered Country.

Due Diligence Design

Reasonable Country of Origin Inquiry. The Company conducted a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the Conflict Minerals necessary to the functionality or production of its Covered Products originated in any of the Covered Countries. The scope of the Company’s RCOI included (1) reviewing its products for incorporation of Conflict Minerals; (2) identifying suppliers of the component parts purchased by the Company that may contain Conflict Minerals; (3) soliciting from such suppliers information regarding the source of such products or of the Conflict Minerals incorporated into such component parts. To solicit this information, the Company has adopted the template developed by Electronic Industry Citizenship Coalition® (“EICC®”) and The Global e-Sustainability Initiative (“GeSI”), known as the EICC-GeSI Conflict Minerals Reporting Template (“CMRT”); and (4) following up with suppliers who did not respond to our request for information, and reviewing responses received from our suppliers and following up on incomplete or inaccurate responses. The Company relies upon its suppliers, as well as their suppliers throughout the supply chain to provide information on the origin of the Conflict Minerals contained in its components and materials supplied to it, including sources of Conflict Minerals that are supplied to them from sub-tier suppliers.

Establish Strong Company Management Systems. LRAD Corporation is subject to Section 1502 and supports the goal of ending the violence and human rights violations in the DRC and adjoining countries. We are working with our employees, suppliers and customers to educate them on the use of conflict minerals that are sourced from this region and fund the activities that occur there. We have established an internal team to research our supply chain to continue to improve the quality of the information from our suppliers, and to determine the source of supplier materials when establishing new suppliers.

Identify and Assess Risk in the Supply Chain. In the 2015 survey, the Company made efforts to enhance the survey collection rate and to do so by the submission due date. We examined and analyzed responses for inconsistencies and completeness to try to validate the information received. We utilized information available from secondary supplier and other websites to increase or confirm information provided.

Strategy for Responding to Risks. A risk management process has been adopted to evaluate our suppliers periodically with respect to a number of criteria, including compliance with our Conflict Minerals Policy. If we identify suppliers that use material or components from Covered Countries that are not conflict free, we will attempt to work with them to correct the situation. If they are unwilling or unable to commit to correct the situation, it is our policy to cease doing business with them and to initiate a search for a new supplier.

Independent Third Party Audit of Supply Chain Due Diligence. We currently do not perform audits of our supply chain. It is our intent to utilize resources available in the CFSI Conflict Free Smelter Program to utilize their third party audit process, as needed.

Report on Supply Chain Due Diligence Annually. LRAD Corporation will file the Form SD along with this Conflict Minerals Report with the U.S. Securities and Exchange Commission and disclose it publicly through the Company’s website (www.lradx.com).

Findings

Based on its RCOI and information received from its supply chain, the Company has concluded, for the year ended December 31, 2015, due to the nature and source of supply, that its products, or the Conflict Minerals necessary for the functionality or production of its products, are DRC conflict undeterminable. This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1, which provides smaller reporting companies a temporary accommodation for the first four calendar years following November 13, 2012.

In the next compliance period, the Company intends to continue to enhance its diligence process to improve the information gathered through an increase in the response rate of suppliers’ surveys, as well as from other members of the supply chain, and to seek continued access to industry developed information and data regarding conflict minerals.